SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): January 28, 2001


                           CDW Computer Centers, Inc.
             (Exact Name of Registrant as Specified in Its Charter)



                           Illinois 0-21796 36-3310735
       (State or Other Jurisdiction (Commission File Number) (IRS Employer
                      of Incorporation) Identification No.)


                             200 N. Milwaukee Ave.
                          Vernon Hills, Illinois 60061
              (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (847) 465-6000



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

     On January 29, 2001, CDW Computer Centers, Inc. (the "Company") announced that John A. Edwardson had been elected president, chief executive officer and to the Company's Board of Directors as of January 28, 2001. The Company also announced that Mr. Edwardson would be elected chairman of the Board of Directors after the Company's annual meeting in May 2001.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c)  The following exhibit is included with this Report:

Exhibit Number             Exhibit

99(a)                      Press Release



                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CDW Computer Centers, Inc.



Date:  February 2, 2001              By:  /s/ Harry J. Harczak, Jr.
                                     Harry J. Harczak, Jr.
                                     Chief Financial Officer, Treasurer and
                                     Secretary

EXHIBIT INDEX

The following exhibit is filed herewith.

Exhibit No.                         Exhibit

99(a)                               Press Release


                  John A.Edwardson Appointed President And CEO
                          Of CDW Computer Centers, Inc.

VERNON HILLS, Ill. January 29, 2001 - CDW Computer Centers, Inc. (Nasdaq: CDWC) today proudly announced that John A. Edwardson has been elected president, chief executive officer and to the Board of Directors of the company effective immediately. He will also be elected chairman of the board after the company's annual meeting in May 2001. Michael P. Krasny, founder, chairman of the board and current chief executive officer, will remain an active Board member and transition to chairman emeritus following the annual meeting.

"John's wealth of experience, his proven track record with large organizations and his appreciation for our unique culture makes him the perfect choice to lead CDW into its next stage of growth as it becomes a Fortune 500 company," said Krasny. "We were incredibly fortunate to find an executive of John's caliber, integrity and stature in the business community. Once we found John, I realized that I wanted to offer him the chairmanship position to create a clear line of authority that would enable us to reach our growth objectives."

Edwardson previously served as chairman, president and chief executive officer of Burns International Services Corporation, which was acquired by Securitas AB in September 2000. Prior to that, he was president and chief operating officer of UAL Corporation and United Airlines, and previously served as executive vice president and chief financial officer of Ameritech Corporation. Edwardson serves on the Board of Directors of Household International and Focal Communications Corporation. Edwardson earned a bachelor's degree in industrial engineering from Purdue University and a master's of business administration degree from the University of Chicago.

Krasny originally announced his decision to expand CDW's management team in April 2000 and initiated a search for an executive with the experience to lead the company's next growth phase. He will work closely with Edwardson during the transition and remain an active member of CDW's board of directors. Krasny will also continue to hold a significant equity stake in the organization. Gregory Zeman will immediately transition from president to vice-chairman of CDW and will remain an active member of the management team. As vice chairman Zeman will continue to oversee CDW's vendor relationships, purchasing, sales and marketing functions.

"I am thrilled to be the newest coworker on the CDW team. Michael Krasny and our coworkers have achieved phenomenal success during the last 16 years in turning a small business into a dynamic $4 billion enterprise," said Edwardson. "CDW's people and remarkable culture, which puts coworkers first, are vital ingredients in its successful business model. As I studied the Company's business model and market position, I developed a high level of confidence in our ability to continue profitable growth."

About CDW

CDW (Nasdaq: CDWC), ranked No. 560 on the FORTUNE 1000, is the country's direct solutions provider, offering complete, customized computing solutions for businesses and government and educational institutions nationwide. CDW is a leading source of technology products and services from companies such as Cisco, Compaq, Computer Associates, Hewlett-Packard, IBM, Microsoft, Sony, Toshiba and other top name brands. CDW was founded in 1984 as a home-based business and today employs more than 2,800 coworkers whose efforts generated net sales of $3.8 billion in 2000.

CDW's direct model offers one-on-one relationships with highly-trained account managers; telephone and online purchasing; custom configured solutions and same day shipping; flexible financing solutions; and lifetime 24x7 phone and online technical support, with more than 80 factory-trained and A+ certified technicians on staff. As a result of CDW's full integration of its e-business strategy with its existing business model and internal systems, CDW.com enjoys approximately 85,000 unique users daily, with more than 59,000 businesses actively accessing customized CDW@work extranets. For more information about CDW's products and services, call 800-797-4239 or visit the award-winning e-commerce Web site at www.cdw.com.


Safe Harbor

The statements in this release concerning the Company's growth potential, profitable business model and other statements of a non-historical basis (including statements regarding implementing strategies for future growth,) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, continuation of key vendor relationships and support programs, changes in economic conditions that affect the rate of IT spending by our customers, changes in CPU pricing by our vendors, the timely completion of our infrastructure improvement projects and the ability of the Company to hire and retain qualified account managers. Additional discussion regarding these and other factors affecting the Company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission.